EXHIBIT 12.1


                      The AES Corporation and Subsidiaries
        Statement Re: Calculation of Ratio of Earnings to Fixed Charges
                            (In millions, unaudited)

                                                                                            Three Months   Six Months
                                                                                                Ended         Ended
                                                           Year ended December 31,             March 31,    June 30,
                                                 -----------------------------------------  -------------------------
                                                  1995     1996     1997     1998     1999       2000         2000
                                                 ------   ------   ------   ------   ------     ------       ------
Actual:
Computation of Earnings:
Income from continuing operations
  before income taxes                             $ 175    $ 207    $ 284    $ 546    $  420     $ 270       $  292
Adjustment for undistributed equity earnings,
  net of distributions                               (5)     (34)     (78)    (107)       72       116          169
Depreciation of previously capitalized
  interest                                            4        4        4        6         6         2            4
Fixed charges                                       137      171      311      564       783       320          695
Less:
  Capitalized interest                              (10)     (27)     (67)     (79)     (104)      (36)         (83)
  Preference security dividend of
    consolidated subsidiary                           -        -        -        -        (1)       (1)          (3)
  Minority interest in pre-tax income of
    subsidiary that has not incurred fixed charges    -        -        -        -        (1)       (5)         (21)
                                                  -----    -----    -----    -----    ------     -----       ------
Earnings                                          $ 301    $ 321    $ 454    $ 930    $1,175     $ 666       $1,052
                                                  =====    =====    =====    =====    ======     =====       ======
Computation of Fixed Charges:
Interest expensed and amortization of
  issuance costs                                  $ 127    $ 144    $ 244    $ 485    $  640     $ 268       $  579
Capitalized interest                                 10       27       67       79       104        36           83
Preference security dividend of consolidated
  subsidiary                                          -        -        -        -         1         1            3
Interest expense included in rental expense           -        -        -        -        38        15           30
                                                  -----    -----    -----    -----    ------     -----       ------
Fixed Charges                                     $ 137    $ 171    $ 311    $ 564    $  783     $ 320       $  695
                                                  =====    =====    =====    =====    ======     =====       ======

Ratio of earnings to fixed charges                2.20x    1.88x    1.46x    1.65x     1.50x     2.08x        1.51x
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